UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2011

Computer Vision Systems Laboratories Corp
(Exact name of registrant as specified in its charter)

Florida	00-52818	98-0534701
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Plaza Real South
Suite 201S
Boca Raton, FL 33432
 (Address of principal executive offices) (zip code)

(440) 759-7470
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Computer Vision Systems Laboratories Corp is referred to herein as “us”, “we” or “our”.

1.01	Entry into a Material Definitive Agreement

On July 11, 2011, we entered into a License and Option to Purchase Agreement (the “Agreement”) with Infrared Sciences Corp., a Delaware corporation (“Infrared””) wherein we obtained the exclusive worldwide rights to use, develop, modify and commercialize certain non-patented technology, equipment and other property known as the Sentinel BreastScan, which develops high resolution digital infrared imaging for breast cancer detection (the “Intellectual Property”).  The Sentinel BreastScan system received Food and Drug Administration (“FDA”) approval in February of 2004.  We acquired rights to use, license and commercialize the following:

•	Infrared Sciences Trademark and/or Service mark
•	Sentinel Breast Scan Trademark and/or Service mark
•	BreastScan IR Trademark and/or Service mark

Under the terms of the Agreement, we also acquired the rights to use, market and commercialize any and all patents, copyrights, trade secrets, firmware, trade or service names and marks and other legal rights to own and/or use, or to exclude others from ownership or use, (and all applications for any of the foregoing) that relates to, consists of, comprises, incorporates, embodies or otherwise relates to the Intellectual Property and shall also mean and include all inventions, proprietary data, information know-how, show-how, trade secrets, copyrights, regulatory submissions or other intellectual property of any kind, whether known, owned or controlled by, or licensed (with the right to sublicense) to Infrared including knowledge, experience and all skills which relate to or are useful for the research, development, manufacture, use or commercialization of the Property, including, without limitation, technical data, experience and skills, whether or not the same could be, or has been, recorded in writing or otherwise recorded.

We agreed to pay $250,000 (the “LicensingFee”) as consideration for the rights granted under the Agreement. Of this amount, a non-refundable payment of $175,000 has been paid to Infrared.  We are required to pay the $75,000 balance  upon the earlier of (i) our receipt of funding  of at least $500,000; or (ii) two years after the execution date of the Agreement.  If we fail to tender the final payment of $75,000 on or before July 11, 2013: (i) the license shall terminate and Infrared shall hold all interests in the Intellectual Property; (ii) we will hold no interest or license to the Intellectual Property; and (iii) we will have no interest or claim for the non-refundable payment of $175,000 made to Infrared.

The Agreement terminates on July 11, 2021.    Under the terms of the Agreement, we may purchase the Intellectual Property any time prior to July 11, 2013 upon payment of an additional $250,000 (“ the Acquisition Fee”) and the remaining $75,000 balance of the Licensing Fee if not previously paid.

The Sentinel BreastScan

The Sentinel BreastScan has a proven non-invasive screening system that serves as a valuable adjunct to conventional breast cancer detection modalities, including Clinical Breast Examination (“CBE”), which provides important information to doctors on overall breast health.  Additionally, it has the potential to assist doctors in the decision making process and may prevent unnecessary biopsies.

Infrared imaging is a non-invasive technique completely free of the dangers associated with X-ray radiation.  High resolution dynamic digital infrared imaging is complementary to X-ray and magnetic resonance imaging (“MRI”). MRI and CT scans and X-ray mammograms demonstrate structural elements and their anatomical relationships in the body, while high resolution dynamic digital infrared imaging reveals the ongoing physiological processes associated with blood supply and angiogenesis within the body.

The Sentinel BreastScan provides infrared imaging data of the portions of the body under examination, analyzes the data, and recovers meaningful physiological information from the data to support clinical judgment. The processed image, with sites of specific interest clearly identified, provides the physician a graphic summary of the test data in real time as well as with a written (text) report. The Sentinel BreastScan System uses a Windows-based, graphic user interface which provides ease of operation and includes such features such as on-screen prompts, keyboard and mouse activated controls, as well as maximum hands-off program automation.

System Components

The system consists of a computer loaded with proprietary software, an infrared camera, an air conditioning unit, and a specially constructed chair. The patient sits in the chair, which is located approximately five feet away from the camera, and the camera takes a series of 3,000 images over a four minute period.

Safe & Comfortable Test

Unlike mammography or x-rays, which emit potentially harmful radiation, the infrared technology is passive and does not emit any harmful radiation.  In addition, with the Sentinel BreastScan System, the patient can relax comfortably seated in a chair while the test is being performed.  This is unlike the experience of mammography, during which there is considerable compression of the breast, which can be extremely uncomfortable.

Easy to Administer

The Sentinel BreastScan System can be administered by a medical technician rather than requiring any input from a doctor or registered nurse.  The system has been fully automated so that once the patient sits down, the technician can start the test with several keystrokes.  Within 30 seconds after completing the test, the computer produces a written report that specifically identifies any problem areas.

How it Works

While other modalities examine the structural elements and their anatomical relationship to the body in a static state, infrared imaging reveals the ongoing physiological processes associated with blood flow and angiogenesis, the process by which malignant tumors develop their own blood supply within the body.  During administration of the test, the body is cooled down.  Since normal breast tissue is fed by blood vessels that are controlled by the sympathetic nervous system, the blood flow will decrease slightly in reaction to the cooling.  Cancerous tissue, however, develops abnormal blood vessels and controls the flow of blood to them.  When comparing infrared images taken during the cooling process, it is possible to identify the exact spots where the blood flow has not changed when compared to surrounding tissue.

Effectiveness of Sentinel BreastScan System

The Sentinel BreastScan System test is extremely sensitive and accurate.  Thermography has been known to detect signs of developing disease up to 10 years before it develops into tumors.  The Sentinel BreastScan System can find tumors smaller than four millimeters, which is much smaller than is possible with either mammography or palpitation.  Mammography and palpitation tests require tumors to be of sufficient size (approximately one centimeter) to be recognized by those tests.  In addition, ultrasound cannot distinguish between cancerous tumors and cysts.

According to the article, “Effectiveness of a noninvasive digital infrared thermal imaging system in the detection of breast cancer” (Nimmi Arora, MD, et al., American Journal of Surgery (2008) 196, 523-526), in a prospective clinical trial, 92 patients for whom a breast biopsy was recommended based on prior mammogram or ultrasound underwent the Sentinel BreastScan test. The BreastScan identified 58 of 60 malignancies with 97% sensitivity and 44% specificity.

Infrared Services Corp is a Delaware Corporation controlled by our Chief Executive Officer and Director, Thomas DiCicco, and as such, the Agreement was not an arm’s length transaction.  From time to time, our officers and directors are and in the future may be involved in other ventures, any of which may compete with our business. Additional conflicts of interest and non-arm’s length transactions may also arise in the future in the event that one of our officers or directors is involved in the management or ownership of any entity with which we transact business. While our officers and directors expect to enter into any related party transactions on terms that are fair to us and similar to those that would be acceptable in an unrelated party transaction, there can be no assurance that any related party transactions with our officers or directors will be on terms that are fair to us. In some instances, opportunities may be presented to our officers or directors that would be appropriate for us as well as other ventures in which our officers and directors are engaged. There can be no assurance that this assumption is correct or that our officers and directors will resolve potential conflicts of interest in a manner to our benefit. We do not have any policy that addresses the resolution of conflicts of interest with our officers or directors.

The foregoing is a summary description of certain terms of the Agreement does not purport to be complete, and is qualified in its entirety by reference to the full text of the Agreement which we have attached as Exhibit 10.8 to this Form 8K.

We continue to evaluate fabrication of a prototype for our patented maneuverable-coiled guidewire which was granted a patent on November 28, 2006 and assigned the United States Patent No. 7,141,024. In connection with this technology, our chief Executive Officer, Thomas DiCicco, an engineer with extensive experience in the design and development of high technology products, has evaluated our maneuverable coiled guideware for use in connection with  interventional procedures in the medical industry and is presently evaluating whether or not a prototype can be completed. The costs to develop a working prototype are in the process of determination and are not yet known. Mr. DiCicco has contacted several potential manufacturers and has not yet formulated an agreement with any manufacturer for the guideware as of this date.

Item 9.01 Financial Statements and Exhibits

Exhibit Number            Description

10.8                                  License and Option Agreement with Infrared Sciences Corp

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Computer Vision Systems Laboratories Corp

Dated: July 14, 2011	By:	/s/ Thomas DiCicco
Thomas DiCicco
President and Chief Executive Officer